                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)


             Information to be Included in Statements Filed Pursuant to 13d-1(a) and Amendments Thereto Filed Pursuant to 13d-2(a)


                    Under The Securities Exchange Act of 1934
                               (Amendment No. 16)*

                            THE SEAGRAM COMPANY LTD.
--------------------------------------------------------------------------------
                                (Name Of Issuer)


                   common shares without nominal or par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   811850 10 6
         ---------------------------------------------------------------
                                 (CUSIP Number)
                                 Sarah E. Cogan
                           Simpson Thacher & Bartlett
          425 Lexington Avenue, New York, New York 10017 (212) 455-3575
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 19, 2000
         ---------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].


Note: Schedule filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sections 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               PAGE 1 OF 34 PAGES

                                  SCHEDULE 13D

---------------------------------------------           -----------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE      2      OF           34       PAGES
           ------------------                                        -----------    ------------------
---------------------------------------------           -----------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                          (a) [ ]

                                                                                                   (b) [ ]

-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)        [ ]

-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                             812,441
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                            1,476,688
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                                812,441
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                          60,344,960
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          62,393,733
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                         [ ]


-------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                                13.8
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                                  IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE      3      OF       34          PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        THE HON. CHARLES R. BRONFMAN, individually, as a manager of a certain general partner of CRB
        Associates, Limited partnership, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                         104,992,069
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                            1,500,688
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                                593,301
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                           4,874,520
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         106,492,757
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                                24.4
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                                  IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     4       OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                         149,241
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                          240,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                            149,241
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                         240,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         389,241
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                             0.1
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                              IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     5       OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                        3,240,240
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           240,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                           3,240,240
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                       60,345,265
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       63,585,505
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                             14.6
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                              IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     6       OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MATTHEW BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                        240
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                         240
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                           240
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 60,104,084
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 63,105,844
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       13.8
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     7       OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        STEPHEN R. BRONFMAN, as trustee under a certain trust for the benefit of descendants of the late
        Samuel Bronfman and as director of certain charitable foundations.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                     240,240
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 24,998,404
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 24,998,404
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        5.7
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     8       OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                     24,000
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                      24,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                        24,000
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 21,718,164
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 21,742,164
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        5.0
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     9       OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MILDRED KALIK, as trustee under certain trusts for the benefit of descendants of the late Samuel
        Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           0
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 60,104,604
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 60,104,604
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       13.8
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     10      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late
        Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           0
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 60,104,604
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 60,104,604
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       13.8
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     11      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        JOHN S. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                      1,000
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           0
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                         1,000
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 60,104,604
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 60,105,604
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                       13.8
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     12      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late
        Samuel Bronfman and as a director of certain charitable foundations.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                      24,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 24,998,164
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 24,998,164
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        5.7
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     13      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        ROBERT S. VINEBERG, as trustee under a certain trust for the benefit of descendants of the late
        Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                      24,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 21,664,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 21,664,000
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        5.0
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     14      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        GARY J. GARTNER, as a manager of a certain general partner of CRB Associates, Limited
        Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                      24,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  6,300,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  6,300,000
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        1.4
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     15      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel
        Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                      24,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  6,300,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  6,300,000
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        1.4
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     16      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        JEFFREY D. SCHEINE, as a manager of a certain general partner of CRB Associates, Limited
        Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel
        Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                      24,000
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  6,300,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  6,300,000
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        1.4
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     17      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late
        Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Barbados
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           0
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  14,320,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  14,320,000
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                         3.3
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                          IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     18      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late
        Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Barbados
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           0
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  14,320,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  14,320,000
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                         3.3
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                          IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     19      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        BRUCE I. JUDELSON, as trustee under certain trusts for the benefit of descendants of the late
        Samuel Bronfman.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                    302,760
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                           0
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                       302,760
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                 14,320,000
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 14,622,760
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        3.4
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     20      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        STANLEY N. BERGMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                    1,236,332
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  1,120,004
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  1,236,332
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        0.3
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     21      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                   1,236,332
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  1,120,004
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  1,236,332
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        0.3
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

---------------------------------------               -------------------------------------------------------
CUSIP NO.     811850 10 6                                       PAGE     22      OF          34        PAGES
           ------------------                                        -----------    ------------------
---------------------------------------               -------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        LEONARD M. NELSON, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
-------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                        (a)  [ ]

                                                                                                 (b)  [ ]
-------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

-------------------------------------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)       [ ]


-------------------------------------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-------------------------------------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
                                                                          0
    NUMBER OF      ------------------------------------------------------------------------------------------
      SHARES         8    SHARED VOTING POWER
   BENEFICIALLY                                                   1,236,332
     OWNED BY      ------------------------------------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING                                                             0
      PERSON       ------------------------------------------------------------------------------------------
       WITH          10   SHARED DISPOSITIVE POWER
                                                                  1,120,004
-------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  1,236,332
-------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]


-------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        0.3
-------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

                                                                         IN
-------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                             Page 23 of 34 Pages

               The Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the common shares without nominal or par value (the "Shares") of The Seagram Company Ltd. ("Seagram"), is hereby supplemented as follows:

Item 4. Purpose of Transaction.

               On June 20, 2000, The Seagram Company Ltd. ("Seagram"), Vivendi S.A. ("Vivendi") and Canal Plus S.A., an entity which is approximately 49% owned by Vivendi ("Canal"), announced that they had entered into a Merger Agreement, dated as of June 19, 2000 (the "Merger Agreement"), which sets forth the terms and conditions of the proposed strategic business combination among Seagram, Vivendi and Canal.

               Pursuant to the Merger Agreement and related agreements, among other things (i) Vivendi will merge with and into a wholly owned subsidiary of Vivendi (the "Subsidiary"), (ii) the Subsidiary will acquire the non-regulated businesses of Canal, (iii) the French regulated businesses of Canal will be retained by the existing shareholders of Canal and (iv) the Subsidiary will acquire the outstanding capital stock of Seagram pursuant to a Plan of Arrangement (collectively, the "Transactions"). Following completion of the Transactions, the Subsidiary will be renamed "Vivendi Universal".

               Pursuant to the Plan of Arrangement, each Share (other than dissenting shares or Electing Shares (as defined below)) will be exchanged for that number of Vivendi Universal American Depositary Shares ("Vivendi Universal ADSs") equal to U.S. $77.35 divided by the U.S. dollar equivalent of the average closing prices on the Paris Bourse of the Vivendi ordinary shares during a measuring period preceding the closing (the "Exchange Ratio"), provided that the Exchange Ratio will equal 0.8000 if such average is equal to or less than U.S. $96.6875 and will equal 0.6221 if such average is equal to or exceeds U.S. $124.3369.

               In lieu of receiving Vivendi Universal ADSs, Canadian resident holders of Seagram common shares may elect to receive for any of their Seagram shares (the "Electing Shares") exchangeable shares to be issued by a Canadian subsidiary of Vivendi Universal (the "Exchangeable Shares"). Exchangeable Shares will be exchangeable at the option of the holder for Vivendi Universal ADSs and will be substantially the economic equivalent of the Vivendi Universal ADSs.

               Consummation of the Transactions is subject to various conditions, including the approval of the shareholders of Seagram, Vivendi and Canal and the receipt of required regulatory and Ontario court approvals. Under the terms of the Merger Agreement, Vivendi has agreed to vote its Canal shares in favor of the Transactions.

               Concurrently with the execution of the Merger Agreement, Seagram and Vivendi entered into an Option Agreement, dated as of June 19, 2000 (the "Option Agreement"), pursuant to which Vivendi has the right, under certain circumstances, to purchase up to 19.9% of the issued and outstanding common shares of Seagram, at a price per share equal to U.S. $77.35, subject to certain limitations.

               In addition, concurrently with the execution of the Merger Agreement, Seagram, Vivendi and the Shareholder Parties (as defined in Item 6 below) entered into the Voting Agreement and Governance Agreement (each of which is defined in Item 6 below).

               The Merger Agreement, the Option Agreement, the Voting Agreement, the Governance Agreement and certain related documents are included as exhibits hereto and are incorporated herein by reference and the descriptions of such

                                                             Page 24 of 34 Pages

documents and the transactions contemplated therein are qualified in their entirety by reference to such exhibits.

Item 5. Interest in Securities of the Issuer.

               As of the date hereof, Bronfman Associates, a New York general partnership ("BA"), owns 58,618,088 Shares or approximately 13.4% of the outstanding Shares. Edgar M. Bronfman is the Managing Partner of BA and the other partners of BA are the Edgar Miles Bronfman Trust (the "EMBT"), which holds a 99% general partnership interest, and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman. The EMBT owns no Shares directly. Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Mildred Kalik, Mayo A. Shattuck III and John S. Weinberg are the trustees of the EMBT and of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns 1,486,516 Shares or approximately 0.34% of the outstanding Shares.

               The C. Bronfman Family Trust (the "C.BFT"), The Charles Rosner Bronfman Family Trust (the "CRBFT"), The Charles Bronfman Trust II (the "CBT II") and The Charles R. Bronfman Discretionary Trust (the "CRBDT"), trusts for the benefit of Charles R. Bronfman and his descendants, own directly 14,320,000 Shares, 20,364,000 Shares, 5,000,000 Shares and 302,760 Shares, or approximately 3.3%, 4.7%, 1.1% and 0.07% of the outstanding Shares, respectively. Trevor Carmichael, Neville LeRoy Smith and Bruce I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT, and Gary J. Gartner, Steven H. Levin and Jeffrey D. Scheine are the trustees of the CBT II. Bruce I. Judelson is the trustee of the CRBDT.

               CRB Associates, Limited Partnership, a Connecticut limited partnership ("CRB Associates"), owns directly 1,300,000 Shares, or approximately 0.3% of the outstanding Shares. The general partners of CRB Associates are the CRBFT, which holds a 51.04% general partnership interest, and Claridge Israel LLC ("Claridge Israel"), which holds a 48% general partnership interest. A corporation owned by a trust for the benefit of Stephen R. Bronfman holds a 0.96% limited partnership interest in CRB Associates. Charles R. Bronfman, Gary
J. Gartner and Jeffrey D. Scheine are the managers of Claridge Israel, and The Charles Bronfman Trust (the "CBT") and The Charles R. Bronfman Trust (the "CRBT") are the members of Claridge Israel. Neither the CBT nor the CRBT owns any Shares directly. Gary J. Gartner, Steven H. Levin and Jeffrey D. Scheine are the trustees of the CBT and of the CRBT, which are trusts for the benefit of Charles R. Bronfman and his descendants.

               The Saidye Rosner Bronfman Ruby Trust (the "Ruby Trust") and the Saidye Rosner Bronfman Topaz Trust (the "Topaz Trust," and together with the Ruby Trust, the "de Gunzburg Trusts"),

                                                             Page 25 of 34 Pages

trusts for the benefit of descendants of the late Minda de Gunzburg, own 1,020,000 Shares and 100,004 Shares, or approximately 0.23% and 0.02% of the outstanding Shares, respectively. Stanley N. Bergman, Dr. Guido Goldman and Leonard M. Nelson are the trustees of the de Gunzburg Trusts.

               Edgar M. Bronfman, Charles R. Bronfman and the late Minda de Gunzburg are siblings.

               The Claridge Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold
M. Ludwick, owns 3,280,000 Shares or approximately 0.75% of the outstanding Shares. The Chastell Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman, Ellen J. Bronfman Hauptman and Arnold M. Ludwick, owns 54,164 Shares or approximately 0.01% of the outstanding Shares. The Samuel Bronfman Foundation, a charitable foundation the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns 240,000 Shares or approximately 0.05% of the outstanding Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation the directors of which include Matthew Bronfman and Stephen R. Bronfman, owns 240 Shares.

               Edgar M. Bronfman owns directly 115,840 Shares, holds currently exercisable options to acquire 696,601 Shares and serves as an executor of an estate which owns 356 Shares; Charles R. Bronfman owns directly 1,000 Shares, holds currently exercisable options to acquire 592,301 Shares and serves as an executor of an estate which owns 356 Shares; Samuel Bronfman II owns directly 240 Shares and holds currently exercisable options to acquire 149,001 Shares; Edgar Bronfman, Jr. owns directly 240 Shares, holds currently exercisable options to acquire 3,040,000 Shares and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $31,602.91 as of June 1, 2000, owns indirectly approximately 661 Shares; Matthew Bronfman owns directly 240 Shares; Ellen J. Bronfman Hauptman owns directly 24,000 Shares and John S. Weinberg owns directly 1,000 Shares. Except with respect to Shares held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the Shares stated to be owned directly by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,840 Shares, and the spouse of Charles R. Bronfman owns indirectly 12,000 Shares.

               The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Shares beneficially owned by each of the aforementioned trusts is shared by the respective trustees of such trusts, except that the authority of the trustees to vote and dispose of the Shares beneficially owned by the trusts is limited by the voting trust agreements and right of first refusal agreement described below.

               Charles R. Bronfman is the voting trustee under a Voting Trust Agreement dated August 3, 1984, as amended, covering 103,122,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT II, The Claridge Foundation and The Chastell Foundation and an additional 1,276,000 Shares owned indirectly by the CRBFT, the CBT and the CRBT through CRB Associates. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

               Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 covering the 1,120,004 Shares owned by the de Gunzburg Trusts, 66,328 Shares owned by Jean de Gunzburg and

                                                             Page 26 of 34 Pages


50,000 Shares owned by Charles de Gunzburg. Charles de Gunzburg (a beneficiary of the Ruby Trust) received a distribution of the 50,000 Shares from the Ruby Trust on June 20, 2000. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

               The Shares subject to the aforementioned voting trusts are subject to a right-of-first-refusal agreement. See Item 6 - "Right of First Refusal Agreements" of the Schedule 13D.

               Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Shares, except for those Shares which are stated to be owned directly by such person, and except to the extent of such person's beneficial interest in a trust which owns such Shares.

               Except to the extent expressly provided in agreements described in the Schedule 13D, the persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the Schedule 13D, and (ii) that any group exists with respect to the Shares referred to in the Schedule 13D.

               The number of Shares over which the trustees of the trusts described herein and Samuel Bronfman II exercise voting or dispositive power, either sole or shared, are set forth on the cover pages hereto. Percentages set forth on such cover pages and in this Item 5 are based on the 436,493,537 Shares outstanding as of May 31, 2000.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


               Concurrently with the execution of the Merger Agreement, Vivendi, Bronfman Associates, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBTII, Claridge, CRB Associates, the CRBDT, Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II, Edgar Bronfman, Jr., Matthew Bronfman and Ellen Bronfman Hauptman (collectively, excluding Vivendi, the "Shareholder Parties") entered into a Shareholder Voting Agreement, dated as of June 19, 2000 (the "Voting Agreement"), and a Shareholder Governance Agreement, dated as of June 19, 2000 (the "Governance Agreement"). Pursuant to the Voting Agreement, Vivendi and the Shareholder Parties have agreed that prior to the earlier of the termination of the Merger Agreement and the Effective Time (as defined in the Merger Agreement) they will, among other things, vote or cause to be voted approximately 24% of the outstanding Shares (i) in favor of the proposed transactions contemplated by the Merger Agreement and (ii) against any action that would impede or discourage such transactions. In addition, each Shareholder Party agreed not to sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of, or grant any proxy or power of attorney with respect to, such Shares at any time prior to the earlier of the termination of the Merger Agreement and the Effective Time, subject to limited exceptions. Pursuant to the Governance Agreement, the Shareholder Parties and Vivendi have agreed to certain arrangements relating to the Shareholder Parties' ownership of Vivendi Universal equity following the closing of the Transactions. The Governance Agreement provides for certain board, standstill, transfer, registration and other rights and obligations of the parties thereto following the closing.

                                                             Page 27 of 34 Pages


Item 7. Material to be Filed as Exhibits.

Exhibits:
        (a)    Merger Agreement dated as of June 19, 2000 among Vivendi S.A.,
               Canal Plus S.A., Sofiee S.A., 3744531 Canada Inc. and The Seagram
               Company Ltd. (incorporated by reference to Exhibit 2.1 to
               Seagram's Current Report on Form 8-K dated June 19, 2000).

        (b)    Form of Plan of Arrangement (incorporated by reference to Exhibit
               2.2 to Seagram's Current Report on Form 8-K dated June 19, 2000).

        (c)    Option Agreement dated as of June 19, 2000 between Vivendi S.A.
               and The Seagram Company Ltd. (incorporated by reference to
               Exhibit 99.1 to Seagram's Current Report on Form 8-K dated June
               19, 2000).

        (c)    Shareholder Voting Agreement dated as of June 19, 2000 between
               Vivendi S.A. and certain shareholders of The Seagram Company Ltd.
               (incorporated by reference to Exhibit 99.2 to Seagram's Current
               Report on Form 8-K dated June 19, 2000).

        (d)    Shareholder Governance Agreement dated as of June 19, 2000 among
               Vivendi S.A., Sofiee S.A. and certain shareholders of The Seagram
               Company Ltd. (incorporated by reference to Exhibit 99.3 to
               Seagram's Current Report on Form 8-K dated June 19, 2000),

        (e)    Form of Arrangement Resolution (incorporated by reference to
               Exhibit 99.4 to Seagram's Current Report on Form 8-K dated June
               19, 2000).

        (f)    Form of Custody Agreement (incorporated by reference to Exhibit
               99.5 to Seagram's Current Report on Form 8-K dated June 19,
               2000).

        (g)    Form of Exchange Trust Agreement (incorporated by reference to
               Exhibit 99.6 to Seagram's Current Report on Form 8-K dated June
               19, 2000).

        (h)    Form of Support Agreement (incorporated by reference to Exhibit
               99.7 to Seagram's Current Report on Form 8-K dated June 19,
               2000).

        (i)    Delegation of Authority among the trustees of the EMBT.

                                                             Page 28 of 34 Pages

Signatures

               After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: June 30, 2000

                               EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement

                               by:    /s/ Frank W. Raysor, II
                                      ------------------------------------------
                                      Frank W. Raysor, II
                                      Attorney-in-Fact (Pursuant to Powers of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               THE HON. CHARLES R. BRONFMAN, individually, as a manager of a certain general partner of CRB Associates, Limited Partnership, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                                                             Page 29 of 34 Pages

                               PHYLLIS LAMBERT


                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)


                               SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation

                               by:    /s/ Frank W. Raysor, II
                                      ------------------------------------------
                                      Frank W. Raysor, II
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)


                               EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation


                               by:    /s/ Frank W. Raysor, II
                                      ------------------------------------------
                                      Frank W. Raysor, II
                                      Attorney-in-Fact (Pursuant to Powers of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                                                             Page 30 of 34 Pages


                               MATTHEW BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation

                               by:    /s/ Frank W. Raysor, II
                                      ------------------------------------------
                                      Frank W. Raysor, II
                                      Attorney-in-Fact (Pursuant to Powers of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               STEPHEN R. BRONFMAN, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               /s/ Mildred Kalik
                               ------------------------------------
                               MILDRED KALIK, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                                                             Page 31 of 34 Pages

                               /s/ John S. Weinberg
                               ------------------------------------
                               JOHN S. WEINBERG

                               MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Mildred Kalik
                                      ------------------------------------------
                                      Mildred Kalik
                                      Attorney-in-Fact (Pursuant to a Delegation
                                      of Authority attached hereto as Exhibit
                                      (i))

                               JOHN S. WEINBERG, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Mildred Kalik
                                      ------------------------------------------
                                      Mildred Kalik
                                      Attorney-in-Fact (Pursuant to a Delegation
                                      of Authority attached hereto as Exhibit
                                      (i))

                               ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                                                             Page 32 of 34 Pages

                               ROBERT S. VINEBERG, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               GARY J. GARTNER, as a manager of a certain general partner of CRB Associates, Limited Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                                                             Page 33 of 34 Pages

                               JEFFREY D. SCHEINE, as a manager of a certain general partner of CRB Associates, Limited Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                                                             Page 34 of 34 Pages


                               BRUCE I. JUDELSON, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                               by:    /s/ Michel Boucher
                                      ------------------------------------------
                                      Michel Boucher
                                      Attorney-in-Fact (Pursuant to a Power of
                                      Attorney previously filed with the
                                      Securities and Exchange Commission)

                               /s/ Stanley N. Bergman
                               --------------------------------------
                               STANLEY N. BERGMAN, as trustee under certain
                               trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement

                               /s/ Guido Goldman
                               --------------------------------------
                               DR. GUIDO GOLDMAN, as trustee under certain
                               trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement

                               /s/ Leonard M. Nelson
                               --------------------------------------
                               LEONARD M. NELSON, as trustee under certain
                               trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement